Exhibit 3.1

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

HALL TEES, INC.

The Corporation is authorized to issue 50,000,000 Common Shares – Par Value $0.001 each

This certifies that                     SPECIMEN                             is the owner of _______________________________ fully paid and non-assessable Shares of the above Corporation, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ________________________

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SECRETARY TREASURER                                   PRESIDENT